Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203 www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FOURTH QUARTER AND
FISCAL 2009 RESULTS

          Albany, NY, March 4, 2010 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter and fiscal year ended January 30, 2010. For the fourth quarter, total sales decreased 14% to $295.4 million compared to $344.7 million in 2008. Comparable store sales for the quarter decreased 7%. During the quarter, the Company operated an average of 655 stores compared to 763 stores last year, a 14% decline.

          For the fourth quarter of 2009, the Company recorded net income of $11.4 million, or $0.36 per share. This year’s fourth quarter results included a non-cash impairment charge to write down certain long-lived assets totaling $3.6 million or $0.12 per share for the quarter, as well as an income tax benefit of $12.6 million or $0.40 per share for the quarter. The benefit was primarily attributable to revised tax carryback legislation that resulted in the Company receiving a cash refund of $10.3 million during the quarter. For the fourth quarter of 2008 the net loss was $9.4 million or $0.30 per share. Last year’s fourth quarter results included a non-cash impairment charge to write down certain long-lived assets totaling $15.2 million or $0.48 per share for the quarter.

          For fiscal year 2009, total sales decreased 18% to $814.0 million compared to $987.6 million in 2008. Comparable store sales for fiscal year 2009 decreased 10%. During the year, the Company operated an average of 688 stores compared to 786 stores last year, a 12% decline.

          Net loss for fiscal 2009 was $42.4 million, or $1.35 per share. For fiscal year 2008, the net loss was $69.0 million, or $2.21 per share.

          Trans World will host a teleconference call today, Thursday, March 4, 2010, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATION:
(in millions, except per share data)

	Thirteen Weeks Ended				Fiscal Year Ended

	January 30, 2010	% to Sales	January 31, 2009	% to Sales	January 30, 2010	% to Sales	January 31, 2009	% to Sales

Net sales	$295.4		$344.7		$814.0		$987.6

Cost of sales	212.9	72.1%	238.0	69.1%	552.3	67.9%	656.7	66.5%

Gross profit	82.5	27.9%	106.7	30.9%	261.7	32.1%	330.9	33.5%
Selling, general and administrative expenses	75.6	25.6%	94.2	27.3%	295.6	36.3%	358.7	36.3%

Impairment charges	3.6	1.2%	15.2	4.4%	3.6	0.4%	15.2	1.5%

Depreciation and amortization	3.9	1.3%	5.4	1.6%	15.2	1.9%	22.1	2.3%

Loss from operations	(0.6)	-0.2%	(8.1)	-2.4%	(52.7)	-6.5%	(65.1)	-6.6%
Interest expense, net	0.6	0.2%	0.9	0.3%	2.7	0.3%	3.9	0.4%

Loss before income taxes	(1.2)	-0.4%	(9.0)	-2.7%	(55.4)	-6.8%	(69.0)	-7.0%
Income tax expense (benefit)	(12.6)	-4.3%	0.4	0.1%	(13.0)	-1.6%	—	0.0%

Net income (loss)	$11.4	3.9%	$(9.4)	-2.8%	$(42.4)	-5.2%	$(69.0)	-7.0%

Basic income (loss) per common share:

Basic income (loss) per common share	$0.36		$(0.30)		$(1.35)		$(2.21)

Weighted average number of common shares outstanding - basic	31.4		31.3		31.4		31.2

Diluted income (loss) per common share:

Diluted income (loss) per common share	$0.36		$(0.30)		$(1.35)		$(2.21)

Weighted average number of common shares - diluted	31.5		31.3		31.4		31.2

SELECTED BALANCE SHEET CAPTIONS: (in millions, except store data)

					January 30, 2010		January 31, 2009

Cash and cash equivalents					$71.5		$30.1
Merchandise inventory					266.6		378.2
Fixed assets (net)					33.9		50.4
Accounts payable					130.5		170.3
Long-term debt and capital lease obligations, less current portion					6.9		8.8

Stores in operation					557		712